                                                                    EXHIBIT 23.8

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of California Community Bancshares, Inc. on Form S-4 of our report dated February 23, 1999, on the balance sheet of National Business Bank as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the period from November 3, 1998 (commencement of operations) to December 31, 1998, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Los Angeles, California
September 20, 1999